Exhibit 99.1

NEWS - For Immediate Release

Gary Huff, Former CEO of LabCorp Diagnostics, Appointed to Biomerica Board of Directors

-	Brings decades of leadership in laboratory testing, clinical diagnostics, payor strategy and sales growth

-	Extensive track record in commercializing advanced laboratory testing and insurer strategies

IRVINE, CA – October 8, 2025 – Biomerica Inc. (NASDAQ: BMRA), a global provider of advanced diagnostic solutions, today announced the appointment of Gary Huff to its Board of Directors as an independent board member. Mr. Huff brings decades of leadership experience in the diagnostics and healthcare services industry, including serving as Chief Executive Officer of LabCorp Diagnostics, one of the world’s largest clinical laboratories.

Mr. Huff is a hands-on, inspirational, and growth-oriented executive who possesses a proven track record of successfully managing commercial laboratories of varying sizes, including large, medium, and small enterprises across both public and private equity sectors. Throughout his career, he has consistently achieved sustainable and profitable growth, outstanding financial performance, operational efficiencies, and transformational changes for some of the most influential organizations within the diagnostics field. The remarkable results he has delivered can be attributed to his unique strategic vision and extensive experience in the laboratory industry. In addition to his executive leadership positions, Mr. Huff currently operates his own advisory firm. He is also a member of the boards of Lighthouse Labs and Tribal Diagnostics. Moreover, he has provided advisory services to numerous health systems and a variety of global consulting and investment firms, including McKinsey & Company and Cerberus Capital Management.

“Gary’s exceptional track record of building successful diagnostics businesses, forging strategic partnerships, and delivering shareholder value will be invaluable as Biomerica continues to advance its innovative diagnostic portfolio,” said Zack Irani-Cohen, Chief Executive Officer of Biomerica. “We are excited to welcome him to our Board and look forward to his insights as we expand our market presence and pursue our mission of improving patient care and access to our innovative products.”

“I am honored to join Biomerica’s Board of Directors at such an exciting time in the company’s growth,” said Mr. Huff. “Biomerica’s innovative pipeline, particularly the inFoods® IBS product, has the potential to transform how patients and physicians manage the widespread condition of irritable bowel syndrome. I look forward to contributing to the Company’s strategic initiatives and working with the leadership team to drive sustainable growth and improved patient outcomes.”

About inFoods® IBS

inFoods® IBS is a diagnostic-guided therapy that identifies patient-specific food triggers responsible for symptoms such as abdominal pain, bloating, diarrhea, and constipation. Using a simple finger-stick blood sample, the test enables physicians to recommend targeted dietary changes tailored to the patient’s immune response—offering a non-pharmaceutical, precision-based approach to symptom relief.

NEWS - For Immediate Release

A multicenter, double-blinded sham-controlled trial on the inFoods® IBS test was published in the June 2025 issue of Gastroenterology, a peer-reviewed GI journal. As the study demonstrated statistically significant outcomes:

●	59.6% of patients in the treatment group (who eliminated identified trigger foods) achieved the FDA’s endpoint for abdominal pain reduction, compared to 42.1% in the control group.

●	Among IBS-C patients, 67.1% of patients in the treatment group vs. 35.8% in the control group.

●	Among IBS-M patients, 66% of patients in the treatment group vs. 29.5% in the control group.

These results highlight the potential effectiveness of a personal elimination diet based on using inFoods® IBS in IBS-M patients, a subgroup historically underserved by existing treatments. The study was conducted at leading U.S. institutions including Cleveland Clinic, Mayo Clinic, University of Michigan, and Beth Israel Deaconess Medical Center.

For more information about inFoods® IBS, visit www.inFoodsibs.com.

inFoods IBS is Laboratory Developed Test (LDT) used within a single laboratory that is certified under the Clinical Laboratory Improvement Amendments (CLIA) to perform high-complexity testing.

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point of care (in home and in physicians’ offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company’s products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica’s primarily focus is on gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the Company’s current and future cash position, balance sheet, cost savings, sales, revenues, overhead, expenses, cost of goods, operations, and earnings; the Company’s need for raising additional capital; the Company’s expected sales growth for the Company’s inFoods IBS® product, Hp Detect product and other existing products; and diversification of the Company’s revenue streams. Such forward-looking information is based upon the current beliefs and expectations of management and involves important risks and uncertainties that could significantly affect anticipated results. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Factors that could cause actual results to differ from those expressed in the forward-looking statements are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC, and available on the SEC’s website (www.sec.gov). The Company is under no obligation to update any forward-looking statements after the date of this release.

Corporate Contact:

Zack Irani-Cohen

949-645-2111

investors@biomerica.com

Source: Biomerica, Inc.